EXHIBIT 10.1

SECURITIES PURCHASE AGREEMENT

Securities Purchase Agreement dated as of November 13, 2006 (this “Agreement”) by and between GPS Industries, Inc., a Nevada corporation, with principal executive offices located at Suite 214, 5500 152nd Street. Surrey, British Columbia, Canada V35 S59 (the “Company”), and Great White Shark Enterprises, Inc., a Florida corporation (“GWSE”), and Leisurecorp LLC, a Dubai limited liability company (“Leisurecorp”) (GWSE and Leisurecorp are herein individually referred to as a “Buyer” and collectively the “Buyers”).

WHEREAS, Buyers desire to purchase from the Company, and the Company desires to issue and sell to Buyers, upon the terms and subject to the conditions of this Agreement, shares (the “Preferred Shares”) of the Company’s Series B Preferred Stock for an aggregate purchase price of $15,740,890; and

WHEREAS, in partial consideration of Buyers agreeing to purchase the Preferred Shares hereunder, the Company shall issue five-year warrants, in the form attached hereto as Exhibit A, to purchase shares of the Company’s common stock (the “Common Stock”) at an exercise price per share of $.122 (the “Warrants”).

WHEREAS, concurrently with the execution of this Agreement, GWSE is making a short-term loan in the amount of $1,500,000 to the Company, and Leisurecorp is making a short-term loan in the amount of $5,000,000 to the Company, which loans are evidenced by those certain unsecured, promissory notes (each a “Promissory Note”), dated as of the date hereof, issued by the Company to each of GWSE and Leisurecorp.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

I.
PURCHASE AND SALE OF PREFERRED SHARES AND WARRANT

A.  Transaction. Subject to the satisfaction of the conditions set forth in Articles VI and VII, at the Closing (as defined below), each Buyer hereby severally agrees to purchase from the Company, and the Company hereby agrees to issue and sell to such Buyer in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the “Securities Act”), Preferred Shares and Warrants as follows: (i) Leisurecorp hereby agrees to purchase 1,000,000 Preferred Shares and Warrants to purchase 40,983,607 shares of Common Stock for a purchase price of $10,000,000; and (ii) GWSE agrees to purchase 300,000 Preferred Shares and the Warrants to purchase 12,295,082 shares of Common Stock for a purchase price of $3,000,000. In addition, concurrent with the Closing, and conditioned upon the Closing, GWSE agrees to convert $2,740,890 of indebtedness currently owed to it by the Company into 274,089 shares of Preferred Stock and Warrants to purchase 6,606,497 shares of Common Stock. The Buyers hereby agree to fund their respective Promissory Notes.

B.  Purchase Price; Form of Payment. At the closing of the purchase and sale of the Preferred Shares (the “Closing”), (a) the Company shall issue to GWSE 300,000 Preferred Shares and a Warrant to purchase 12,295,082 shares of Common Stock, and GWSE shall pay the $3,000,000 purchase price for such securities by issuing a $1,500,000 wire transfer of immediately available funds to the account of the Company as notified by the Company and by canceling the entire balance (principal and all accrued interest) then outstanding and owed to GWSE on its $1,500,000 Promissory Note; and (b) the Company shall issue to Leisurecorp 1,000,000 Preferred Shares and a Warrant to purchase 40,983,607 shares of Common Stock, and Leisurecorp shall pay its $10,000,000 purchase price by issuing a $5,000,000 wire transfer of immediately available funds to the account of the Company as notified by the Company and by canceling the entire balance (principal and all accrued interest) then outstanding and owed to Leisurecorp on its $5,000,000 Promissory Note. In addition, at the Closing the Company shall issue to GWSE 274,089 Preferred Shares and Warrants to purchase 6,606,497 shares of Common Stock in exchange for the cancellation in full of the indebtedness listed on Exhibit F(1) having an aggregate unpaid balance of $2,740,890. The stock certificates representing the Preferred Shares and the Warrants shall be issued and delivered to Buyers or their designated depository as instructed by the Buyers (which shall have been duly authorized, issued and executed I/N/O, Buyer or, if the Company otherwise has been notified, I/N/O Buyer’s nominee).

C.  Additional Investment Right. During the 120 calendar days following the date of the Closing, each Buyer, shall have the right to increase its investment, or make an additional investment in the Company by purchasing additional shares of Preferred Stock and Warrants (the “Additional Securities”) for cash on the same terms as set forth in Article I. B. above (for each $10 cash investment, the Buyers shall purchase one Preferred Share and a Warrant to purchase 40.983607 shares of Common Stock). GWSE shall have the right to increase its aggregate investment in the Preferred Shares and Warrants by $3,000,000, and Leisurecorp shall have the right to increase its aggregate investment in the Preferred Shares and Warrants by $10,000,000. Each Buyer shall have the right to assign (in whole or in part) its right to purchase Additional Securities under this Article I. C. to one or more of its affiliates or designees. In order to exercise the right to purchase Additional Securities, the Buyer and/or its designee shall deliver to the Company irrevocable written notice of its election to make an additional investment, which notice shall (i) be delivered at least two business days prior to the proposed purchase date, (ii) specify the amount of such additional investment, and (iii) if applicable, identify the affiliated persons or designated entities who will purchase the Additional Securities. If the right to purchase the Additional Securities is exercised before the Closing by a Buyer or its assignee/designee, this Agreement (and the Registration Rights Agreement) will be amended solely to reflect the increased amount of investment by such Buyer or the addition of the assignee/designee as an additional investor. In the event that the right to purchase Additional Securities under this Article I. C. is exercised by any Buyer or its assignee/designee after the Closing, such Buyer or assignee/designee shall, at the time of the purchase of the Additional Securities, execute a securities purchase agreement that is substantively identical to this Agreement, which securities purchase agreement shall only be changed from this Agreement to reflect the Closing and the transactions contemplated hereby. The parties to this Agreement hereby agree that at any closing of the purchase of Additional Securities held after the Closing by a Buyer’s assignee/designee, such assignee/designee shall also enter, and become a party to the Registration Rights Agreement entered into by the parties to this Agreement at the Closing. The closing of any additional investment shall occur on the proposed purchase date or as soon as possible thereafter and at a time satisfactory to the party purchasing the Additional Securities (each a “Second Closing”). At such Second Closing, the Buyer or its assignee shall pay the purchase price by wire transfer of immediately available funds to the account of the Company, and the Company shall deliver the Warrants and stock certificates representing the Preferred Shares purchased. As a condition to each Second Closing, the Company shall be required to provide a certificate dated as of the date of the Second Closing (the “Second Closing Date”) executed by its Chief Executive Officer certifying as to the matters set forth in paragraph D of Article VII but shall substitute “Second Closing Date” for “Closing Date”).

II.
BUYER’S REPRESENTATIONS AND WARRANTIES

Each Buyer severally represents and warrants to and covenants and agrees with the Company as follows:

A.  Buyer is purchasing the Preferred Shares, the Common Stock issuable upon conversion of the Shares (the “Conversion Shares”), the Warrants and the Common Stock issuable upon exercise of the Warrants (the “Warrant Shares” and, collectively with the Preferred Shares, the Conversion Shares and the Warrants, the “Securities”), for its own account, for investment purposes only and not with a view towards or in connection with the public sale or distribution thereof in violation of the Securities Act.

B.  Buyer is (i) an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act, (ii) experienced in making investments of the kind contemplated by this Agreement, (iii) capable, by reason of its business and financial experience, of evaluating the relative merits and risks of an investment in the Securities, and (iv) able to afford the loss of its investment in the Securities.

C.  Buyer understands that the Securities are being offered and sold by the Company in reliance on an exemption from the registration requirements of the Securities Act and equivalent state securities and “blue sky” laws, and that the Company is relying upon the accuracy of, and Buyer’s compliance with, Buyer’s representations and warranties set forth in this Agreement to determine the availability of such exemption and the eligibility of Buyer to purchase the Securities;

D.  Buyer understands that the Securities have not been approved or disapproved by the Securities and Exchange Commission (the “Commission”) or any state or provincial securities commission.

E.  This Agreement has been duly and validly authorized, executed and delivered by Buyer and is a valid and binding agreement of Buyer enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and except as rights to indemnity and contribution may be limited by federal or state securities laws or the public policy underlying such laws.

F.  Since June 1, 2006, neither such Buyer nor any person over which such Buyer has control which (x) had knowledge of the transactions contemplated hereby, (y) has or shares discretion relating to such Buyer’s investments or trading or information concerning such Buyer’s investments, including in respect of the Securities, or (z) is subject to such Buyer’s review or input concerning such affiliate’s investments or trading (collectively, “Trading Affiliates”) has, directly or indirectly, effected or agreed to effect any short sale, whether or not against the box, established any “put equivalent position” (as defined in Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended (the “1934 Act”)) with respect to the Common Stock, granted any other right (including, without limitation, any put or call option) with respect to the Common Stock or with respect to any security that includes, relates to or derived any significant part of its value from the Common Stock or otherwise sought to hedge its position in the Common Stock.

III.
THE COMPANY’S REPRESENTATIONS

The Company represents and warrants to Buyers that:

A.  Organization and Qualification. The Company and each of its Subsidiaries (as defined below), if any, is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, with full power and authority (corporate and other) to own, lease, use and operate its properties and to carry on its business as and where now owned, leased, used, operated and conducted. The Company and each of its Subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which its ownership or use of property or the nature of the business conducted by it makes such qualification necessary except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. “Material Adverse Effect” means any of (i) a material and adverse effect on the legality, validity or enforceability of any document executed in connection with the transactions contemplated by this Agreement, the Warrants, the Registration Rights Agreement and the Shareholder Agreement to be entered into at the Closing by the Company and the Buyers (the foregoing documents are herein collectively referred to as the “Transaction Documents”), (ii) a material and adverse effect on the results of operations, assets, prospects, business or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (iii) an adverse impact on the Company’s ability to perform under any of the Transaction Documents. “Subsidiaries” means any corporation or other organization, whether incorporated or unincorporated, in which the Company owns, directly or indirectly, any equity or other ownership interest.

B.  Authorization; Enforcement. (i) The Company has all requisite corporate power and authority to enter into and perform this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby and to issue the Preferred Shares, the Warrants, the Conversion Shares, and the Warrant Shares, in accordance with the terms hereof and thereof, (ii) the execution and delivery of this Agreement and the other Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby (including without limitation, the issuance of the Conversion Shares and the Warrant Shares) have been duly authorized by the Company’s Board of Directors and no further consent or authorization of the Company, its Board of Directors, its shareholders or any third party is required, (iii) this Agreement has been, and the other Transaction documents when executed, will be duly executed and delivered by the Company, and (iv) this Agreement constitutes, and upon execution and delivery by the Company of the other Transaction Documents, each of such instruments will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

C.  Capitalization.

(i)  As of the date hereof, the authorized capital stock of the Company consists solely of (i) 500,000,000 shares of Common Stock, of which 333,846,802 shares are issued and outstanding, 40 million shares are reserved for issuance pursuant to the Company’s stock option plans, of which options for the purchase of 23,190,000 are outstanding, and 26,200,907 shares are reserved for issuance pursuant to securities exercisable for, or convertible into or exchangeable for shares of Common Stock (excluding the shares issuable under the NIR Group Notes); and (ii) 50,000,000 shares of preferred stock (the “Preferred Stock”), of which no shares are outstanding but 15,000,000 shares have been designated “Series A Preferred Stock.” As of the date hereof, except as set forth in this paragraph and in Schedule C(i), there are no other securities exercisable for, or convertible into or exchangeable for shares of capital stock of the Company, and the Company has no contractual or other obligation to issue any shares of capital stock. The 375,000 shares of Series A Preferred Stock previously issued by the Company have been automatically converted into shares of Common Stock and are no longer outstanding. There are no other authorized shares of capital stock or voting securities. The Company currently has a sufficient number of authorized shares of Common Stock to cover all shares of Common Stock that are issuable as of the date of this Agreement if all currently issued and outstanding options, warrants and convertible or exchangeable securities were exercised, converted or exchanged on the date hereof.

(ii)  Immediately after giving effect to the transactions contemplated by this Agreement (including the Amended Articles described in Article IV.H and the debt conversion referred to in Article VII.I), the authorized capital stock of the Company will consist of (i) 1,600,000,000 shares of Common Stock, of which a maximum of 376,533,966 shares will be issued and outstanding (assuming no exercise of currently outstanding options or warrants, a true and complete schedule of which is attached hereto as Schedule C(ii), and assuming that the Company debt obligations listed in Exhibit F as subject to conversion are converted prior to the Closing), 40 million shares will be reserved for issuance pursuant to the Company’s stock option plans, of which options for the purchase of 23,190,000 will be outstanding (assuming no exercise of currently outstanding options), and 446,074,765 shares will be reserved for issuance pursuant to then outstanding agreements or then outstanding securities exercisable for, or convertible into or exchangeable for shares of Common Stock; and 50,000,000 shares of preferred stock, of which 15,000,000 shares have been designated Series A Preferred Stock (none of which will be outstanding), and 4,000,000 shares have been designated “Series B Convertible Preferred Stock,” of which 1,874,089 shares will be issued and outstanding. As of the Closing Date, except as set forth in this paragraph and on Schedule C(ii), there will be no other securities exercisable for, or convertible into or exchangeable for shares of Common Stock or Preferred Stock, the Company will have no contractual or other obligation to issue any shares of capital stock, and there will be no other authorized shares of capital stock or voting securities.

(iii)   All of the Company’s outstanding shares of capital stock are duly and validly issued, fully paid and nonassessable and were issued in compliance with state and federal securities laws and were not issued in violation of any preemptive or similar rights.

(iv)  The Warrants and the Preferred Shares to be issued pursuant to this Agreement have been duly authorized and when issued in accordance with the terms of this Agreement will be fully paid and non-assessable and will be free and clear of any liens other than any liens created by the holder thereof, and will not be issued in violation of any preemptive or similar rights and will be issued in compliance with federal and state securities laws. At the Closing, the Common Stock issuable upon conversion of the Preferred Shares and exercise of the Warrants will be duly and validly, fully paid and non-assessable and will be free and clear of any liens other than any liens created by the holder thereof, and will not be issued in violation of any preemptive or similar rights and will be issued in compliance with federal and state securities laws.

(v)  The Company has issued options to purchase Common Stock and warrants exercisable for Common Stock on the terms and in the amounts set forth on Schedule C (the “Convertible Securities”). Except for the Convertible Securities and except as otherwise set forth on Schedule C, there are no outstanding options, warrants, rights (including conversion or preemptive rights and other similar rights) or agreements, orally or in writing for the purchase or acquisition from the Company of any of its shares of capital stock.

(vi)  The holders of Series B Preferred Shares will be entitled to the rights, preferences and privileges as set forth in the Certificate of Designation (as defined below). The Company has furnished to the Buyers true and correct copies of the Company's Articles of Incorporation as in effect on the date hereof ("Articles of Incorporation") and the Company's By-laws, as in effect on the date hereof (the "By-laws"),

(vii)  Except for the Shareholder Agreement, the Company is not a party or subject to any agreement or understanding relating to the voting or giving of written consents with respect to any capital stock or by a director of the Company.

D.  Acknowledgment of Dilution. The Company understands and acknowledges the potentially dilutive effect to the Conversion Shares and Warrant Shares issuable upon conversion of the Preferred Shares or exercise of the Warrants. The Company further acknowledges that its obligation to issue the Conversion Shares and Warrant Shares in accordance with this Agreement, the Articles of Incorporation, the Certificate of Designation, and the Warrants is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other shareholders of the Company.

E.  No Conflicts. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance and reservation for issuance of the Conversion Shares and Warrant Shares) will not (i) conflict with or result in a violation of any provision of the Articles of Incorporation or By-laws or (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which with notice or lapse of time or both could become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture, patent, patent license or instrument to which the Company or any of its Subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and regulations of any self-regulatory organizations to which the Company or its securities are subject) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected. The businesses of the Company and its Subsidiaries, if any, are not being conducted, and shall not be conducted so long as a Buyer owns any of the Securities, in violation of any law, ordinance or regulation of any governmental entity. Neither the Company nor any of its Subsidiaries is in violation of its Certificate or Articles of Incorporation, By-laws or other organizational documents and neither the Company nor any of its Subsidiaries is in default under any material contract, agreement or understanding to which it is a party or by which it or its assets or properties is bound.

F.  SEC Documents; Financial Statements. Since December 31, 2004 the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act (all of the foregoing and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, being hereinafter referred to herein as the “SEC Documents”). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the statements made in any such SEC Documents is, or has been, required to be amended or updated under applicable law (except for such statements as have been amended or updated in subsequent filings prior the date hereof). As of their respective dates, the financial statements of the Company included in the SEC Documents, including the notes thereto (the “Financial Statements”), complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were complete and correct in all material respects as of their respective dates, and were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated. The Financial Statements fairly present the consolidated financial condition and operating results of the Company at the dates and during the periods indicated therein (subject in the case of unaudited statements, to normal and recurring year-end adjustments) Except as set forth in the Financial Statements, the Company has no liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to June 30, 2006 and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in such financial statements, which in the case of (i) or (ii), individually or in the aggregate, are not material to the financial condition or operating results of the Company.

G.  Absence of Certain Changes. Since December 31, 2005, there has been no material adverse change and no material adverse development in the assets, liabilities, business, properties, operations, financial condition, results of operations or prospects of the Company or any of its Subsidiaries.

H.  Absence of Litigation. Except as set forth in the SEC Documents, there is no action, suit, claim, proceeding, inquiry, or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company or any of its Subsidiaries, threatened against or affecting the Company or any of its Subsidiaries, or their officers or directors in their capacity as such, that could have a Material Adverse Effect. There is no judgment, decree or order against the Company, or to the knowledge of the Company or any of its Subsidiaries, against its officers or directors (in their capacities as such) that could have a Material Adverse Effect.

I.  Tax Status. Except as set forth in Schedule H, the Company and each of its Subsidiaries has made or filed all federal, state, local and foreign income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Company and each of its Subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim. The Company has not executed a waiver with respect to the statute of limitations relating to the assessment or collection of any foreign, federal, state or local tax.

J.  Disclosure. All information relating to or concerning the Company or any of its Subsidiaries set forth in this Agreement is true and correct in all material respects and the Company has not omitted to state any material fact necessary in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading. No event or circumstance known to the Company has occurred or exists with respect to the Company or any of its Subsidiaries or its or their business, properties, prospects, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

K.  Patents, Copyrights, etc. (i) The Company and each of its Subsidiaries owns or possesses the requisite licenses or rights to use all patents, patent applications, patent rights, inventions, know-how, trade secrets, trademarks, trademark applications, service marks, service names, trade names and copyrights ("Intellectual Property") necessary to enable it to conduct its business as now operated; there is no claim or action by any person pertaining to, or proceeding pending, or to the Company's knowledge threatened, which challenges the right of the Company or of a Subsidiary with respect to any Intellectual Property necessary to enable it to conduct its business as now operated; to the best of the Company's knowledge, the Company's or its Subsidiaries' current and intended products, services and processes do not infringe on any Intellectual Property or other rights held by any person; and the Company is unaware of any facts or circumstances which might give rise to any of the foregoing. The Company and each of its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of their Intellectual Property.

L.  Acknowledgment Regarding Buyers’ Purchase of Securities. The Company acknowledges and agrees that the Buyers are acting solely in the capacity of arm’s length purchasers with respect to this Agreement and the transactions contemplated hereby. The Company further acknowledges that no Buyer is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and any statement made by any Buyer or any of their respective representatives or agents in connection with this Agreement and the transactions contemplated hereby is not advice or a recommendation and is merely incidental to the Buyers’ purchase of the Securities. The Company further represents to each Buyer that the Company’s decision to enter into this Agreement has been based solely on the independent evaluation of the Company and its representatives.

M.  No Integrated Offering. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales in any security or solicited any offers to buy any security under circumstances that would require registration under the Securities Act of the issuance of the Securities to the Buyers.

N.  No Brokers. Except as set forth in Schedule N, the Company has taken no action which would give rise to any claim by any person for brokerage commissions, transaction fees or similar payments relating to this Agreement or the transactions contemplated hereby.

O.  Environmental Matters.

(i) There are, to the best of the Company’s knowledge, with respect to the Company or any of its Subsidiaries or any predecessor of the Company, no past or present violations of Environmental Laws (as defined below), releases of any material into the environment, actions, activities, circumstances, conditions, events, incidents, or contractual obligations which may give rise to any common law environmental liability or any liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or similar federal, state, local or foreign laws and neither the Company nor any of its Subsidiaries has received any notice with respect to any of the foregoing, nor is any action pending or, to the Company’s knowledge, threatened in connection with any of the foregoing. The term “Environmental Laws” means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

(ii) Other than those that are or were stored, used or disposed of in compliance with applicable law, no Hazardous Materials are contained on or about any real property currently owned, leased or used by the Company or any of its Subsidiaries, and no Hazardous Materials were released on or about any real property previously owned, leased or used by the Company or any of its Subsidiaries during the period the property was owned, leased or used by the Company or any of its Subsidiaries, except in the normal course of the Company’s or any of its Subsidiaries’ business.

(iii) To the best of the Company’s knowledge there are no underground storage tanks on or under any real property owned, leased or used by the Company or any of its Subsidiaries that are not in compliance with applicable law.

P.  Title to Property. The Company and its Subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them which is material to the business of the Company and its Subsidiaries. Any real property and facilities held under lease by the Company and its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as would not have a Material Adverse Effect.

Q.  Internal Accounting Controls. The Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient, in the judgment of the Company’s board of directors, to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

R.  Permits; Compliance. The Company and each of its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "Company Permits"), and there is no action pending or, to the knowledge of the Company, threatened regarding suspension or cancellation of any of the Company Permits. Neither the Company nor any of its Subsidiaries is in conflict with, or in default or violation of, any of the Company Permits, except for any such conflicts, defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Since December 31, 2005, neither the Company nor any of its Subsidiaries has received any notification with respect to possible conflicts, defaults or violations of applicable laws, except for notices relating to possible conflicts, defaults or violations, which conflicts, defaults or violations would not have a Material Adverse Effect.

S.  Foreign Corrupt Practices. Neither the Company, nor any of its Subsidiaries, nor any director, officer, agent, employee or other person acting on behalf of the Company or any Subsidiary has, in the course of his actions for, or on behalf of, the Company, used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

T.  OTCBB. The Company is not in violation of the quotation requirements of the Over-the-Counter Bulletin Board (the "OTCBB") and does not reasonably anticipate that the Common Stock will be removed by the OTCBB in the foreseeable future. The Company and its Subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing.

U.  No Investment Company. The Company is not, and upon the issuance and sale of the Securities as contemplated by this Agreement will not be an “investment company” required to be registered under the Investment Company Act of 1940 (an “Investment Company”). The Company is not controlled by an Investment Company.

V.  Certain Registration Matters. Assuming the accuracy of the Buyers’ representations and warranties set forth in Article II, no registration under the Securities Act is required for the offer and sale of the Conversion Shares and Warrant Shares by the Company to the Buyers under the transaction documents.

W.  Antitakeover Matters.

(i)  The Company does not have 100 or more stockholders of record who have addresses in the State of Nevada appearing on the stock ledger of the Company.

(ii)  The Company, its stockholders, and its Board of Directors have taken all actions required by Sections 78.378-78.3793 (inclusive) and Sections 78.411-78.444 (inclusive) (collectively, the Takeover Provisions) of the General Corporation Law of the State of Nevada in connection with the transactions contemplated by this Agreement and the other Transaction Documents and no actions need be taken by any other person or entity for the transactions contemplated by this Agreement and the other Transaction Documents to be in compliance with the Takeover Provisions.

X.  Offering. Subject in part to the truth and accuracy of each Buyer’s representations and warranties set forth in Article II, the offer, sale and issuance of the Securities as contemplated by this Agreement are exempt from the registration requirements of the Securities Act and applicable state securities and “blue sky” laws, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

Y.  Indebtedness. Attached hereto as Schedule Y.1 is a true, complete and correct list of all outstanding secured and unsecured Indebtedness of the Company or any Subsidiary, or for which the Company or any Subsidiary has commitments as of October 31, 2006. The total amount of all Indebtedness (including, for this purpose, amounts less than $50,000 and including all principal and accrued interest) outstanding as of the date of this Agreement is $21,273,710, which number (excluding the obligations listed on Schedule Y.2 incurred after October 31, 2006) has not increased in the aggregate by more than $100,000 from October 31, 2006 through the date of this Agreement. For the purposes of this Agreement, “Indebtedness” shall mean (a) any liabilities for borrowed money or amounts owed in excess of $50,000 (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements and other contingent obligations in respect of Indebtedness of others; and (c) the present value of any lease and other similar payments in excess of $50,000.

Z.  NIR Group Settlement. On November 8, 2006, the Company executed that certain Agreement (the “NIR Group Settlement Agreement,” the form of which is attached hereto as Exhibit H) with all of the buyers (the “NIR Group”) of the Company’s Callable Secured Convertible Notes (the “NIR Group Notes”) listed under that certain Securities Purchase Agreement, dated September 20, 2005, between the Company and the NIR Group. Pursuant to the NIR Group Settlement Agreement, the Company has agreed to pay, and the NIR Group has agreed to accept, $2,800,000 in cash and warrants to purchase 3,000,000 shares of Common Stock as payment in full for all NIR Group Notes and for the full release of all liens on the Company’s assets and all other claims by the NIR Group against the Company.

IV.
CERTAIN COVENANTS AND ACKNOWLEDGMENTS

A.  Restrictive Legend. Each Buyer acknowledges and agrees that, upon issuance pursuant to this Agreement, the Securities (including any Warrant Shares and Conversion Shares) shall have endorsed thereon a legend in substantially the following form (and a stop transfer order may be placed against transfer of the Securities until such legend has been removed):

“NEITHER THESE SECURITIES NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE [CONVERTIBLE] HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE OR FOREIGN COUNTRY IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR FOREIGN COUNTRY. THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED OR SOLD IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS UNLESS OFFERED, SOLD OR TRANSFERRED UNDER AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.”

At the written request of any Buyer, the legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of any Security upon which it is stamped, if, (a) such Security is registered for sale under an effective registration statement filed under the Securities Act or may otherwise be sold under Rule 144 or Regulation S without any restriction as to the number of securities as of a particular date that can be immediately sold, or (b) such holder provides the Company with an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, which opinion shall be reasonably acceptable to the Company’s counsel, to the effect that a public sale or transfer of such security may be made without registration under the Securities Act, which opinion shall be accepted by the Company so that the sale or transfer is effected, or (c) such holder provides the Company with reasonable assurances that such Security can be sold pursuant to Rule 144 or Regulation S.

B.  Filings. The Company shall timely make all necessary filings with the Commission, including by not limited to a Form D with respect to the Securities as required under Regulation D, and “blue sky” filings required to be made by the Company in connection with the sale of the Securities to Buyer as required by all applicable Laws, and shall provide a copy thereof to Buyer promptly after such filing.

The Company also agrees that it shall, on or prior to the Closing Date, take any other such action as the Company shall reasonably determine is necessary to qualify the Securities for sale to Buyers under such “blue sky” laws (or to obtain an exemption therefrom), and shall provide evidence of any such action so taken to Buyers on or prior to the Closing Date; provided that Company shall not be required to (a) qualify to generally do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection or (b) subject itself to taxation in any such jurisdiction.

C.  Reporting Status. So long as Buyers beneficially own any of the Securities, the Company shall file all reports required to be filed by it with the Commission pursuant to Section 13 or 15(d) of the Exchange Act or any reports or filings that are required by the OTCBB.

D.  Registration Rights. The Company shall grant to Buyers demand and piggyback rights with respect to the Conversion Shares and the Warrant Shares pursuant to the terms of a Registration Rights Agreement, the form of which is attached hereto as Exhibit B, to be delivered to Buyers at the Closing.

E.  Use of Proceeds. The proceeds received by the Company from the sale of the Preferred Shares pursuant to this Agreement shall be expended by the Company solely as set forth in the Use of Proceeds delivered to the Buyers in connection with the execution of this Agreement (the “Use of Proceeds”).

F.  No Integration. The Company shall not make any offers or sales of any security (other than the Preferred Shares and the Warrants offered hereby) under circumstances that would require registration of the Preferred Shares, the Warrants, the Conversion Shares or the Warrant Shares under the Securities Act or cause the offering of the Preferred Shares and the Warrants to be integrated with any other offering of securities by the Company for the purpose of any stockholder approval provision application to the Company or its securities.

G.  Securities Laws Disclosure; Publicity. The Company shall not publicly disclose the name of a Buyer, or issue a press release or otherwise make a public statement or a filing with the Commission or any regulatory agency or trading market regarding the transactions contemplated by this Agreement or the fact that the Buyer is an investor in the Company without the prior consent of such Buyer in each instance (each a “Public Statement”), unless such Public Statement is required by applicable law or the rules of any securities exchange on which the securities of the Company are then listed or traded, in which case the Buyer shall have the right to review such Public Statement at least 96 hours in advance of the proposed release or filing and the Buyer may not unreasonably withhold or delay its consent to such release or filing . No Buyer may make a Public Statement without the prior consent of the Company, such consent not to be unreasonably withheld or delayed.

H.  Amendment to Articles of Incorporation. The Company shall, as soon as possible, use its best efforts to take all steps necessary to amend Article Four of the Company’s Articles of Incorporation solely to increase the number of authorized shares of Common Stock to 1,600,000,000 shares (the amendment to the Articles of Incorporation is herein referred to as the “Amended Articles”), in a form satisfactory to Leisurecorp LLC in its sole discretion. Such action shall include, but not be limited to, obtaining the consent of the Company’s Board of Directors and shareholders as required by applicable law, filing with the Commission a proxy statement or information statement (the “Shareholder Statement”), and complying with all rules, regulations and filing requirements of the Commission, the Nevada Corporation Law, and the OTCBB. The Buyers hereby agree to vote any shares of Common Stock that they may own at the time that the Company solicits for the approval of the Amended Articles in favor of the Amended Articles.

I.  Additional Listings. The Company shall use its best efforts to cause its Common Stock to be listed on (i) the Nasdaq Global Market or the Nasdaq Capital Market (“Nasdaq”) on or before July 1, 2007, and (ii) the Dubai International Financial Exchange by December 31, 2007.

J.  Signing Authority. From and after the date hereof until the earlier of such time as (i) the Company is listed on Nasdaq or (ii) both this Agreement is terminated under Article VII and the Promissory Notes have been repaid in full, Bart Collins (“Collins”) shall be an Executive Vice President of the Company and the Company shall not (through any officer, director, employee or otherwise), make any payment (or series of related payments) or agree to make any payment (or series of related payments) or issue or agree to issue securities of the Company in lieu of any payment to be made by or on behalf of the Company (a “Securities Issuance”) (a) in excess of $25,000, without the express written approval of Collins (whether or not covered by the Use of Proceeds) and (b) in excess of $100,000 (whether or not covered by the Use of Proceeds), without having the signature of Collins on (x) the check or other financial instrument pursuant to which such payment will be made, on (y) the wire transfer instructions authorizing the wire transfer pursuant to which such payment will be made or (z) in the case of a Securities Issuance, specific authorization for such Securities Issuance including the number of shares or securities to be issued and the terms thereof.

K.  NIR Group Settlement. The Company shall pay all amounts due pursuant to the NIR Group Settlement as soon as possible, but in no event later than five business days following the date of this Agreement, and the Company shall take all actions necessary to satisfy the condition set forth in Article V(P) as soon as possible.

V.
 CLOSING DATE

Subject to the satisfaction or waiver of the closing conditions in Article VI and VII, the Closing shall occur at the law offices of Clifford Chance US LLP, 31 West 52nd Street, New York, NY 10019 at 10:00 a.m. as soon as practicable (but in any event within seven business days) following the date on which the Amended Articles have been filed in the office of the Nevada Secretary of State and such Amended Articles are in full force and effect, or such other date as Company and all Buyers shall agree; provided, however, that the Closing Date shall not be later than March 31, 2007.

VI.
CONDITIONS TO THE COMPANY’S OBLIGATIONS

Each Buyer understands that the Company’s obligation to sell the Preferred Shares and issue the Warrants on the Closing Date to such Buyer pursuant to this Agreement is conditioned upon:

A.  The Amended Articles shall have been duly and validly filed in the office of the Nevada Secretary of State, and shall be in full force and effect.

B.  Payment by each Buyer to Company of the purchase price in the manner specified in Article I. B.

C.  The representations and warranties of such Buyer contained in this Agreement shall be true and correct as of the Closing Date as if made on the Closing Date (except for representations and warranties which, by their express terms, speak as of and relate to a specified date, in which case such representations and warranties shall be true and correct as of such specified date) and the Buyer shall have performed, in all material respects, all covenants and agreements of Buyer required to be performed by it pursuant to this Agreement on or before the Closing Date.

D.  There shall not be in effect any law or order, ruling, judgment or writ of any court or public or governmental authority or self regulatory organization restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement.

E.  Delivery by the Buyers to the Company of executed counterparts of the Registration Rights Agreement.

F.  The conversion of the indebtedness listed on Exhibit F(2) into Preferred Shares, Common Stock and Warrants in accordance with the Debt Exchange Agreement (the form of which is attached hereto as Exhibit G) entered into by the Company and each debtor listed on Exhibit F(2).

VII.
CONDITIONS TO BUYERS’ OBLIGATIONS

The Company understands that Buyers’ obligation to purchase the Securities on the Closing Date pursuant to this Agreement is conditioned upon:

A.  The Amended Articles shall have been approved in accordance with all applicable laws and the Company’s Articles of Incorporation and shall have been duly and validly filed in the office of the Nevada Secretary of State, and shall be in full force and effect.

B.  The Commission shall have cleared the Shareholder Statement, and the Shareholder Statement shall have been duly delivered to all shareholders who are required by the rules of the Commission and the Nevada Corporation Law.

C.  No Event of Default (as defined in the Promissory Notes) shall have occurred and be continuing under any Promissory Note as of the Closing Date.

D.  Delivery by the Company to Buyers of the Preferred Shares and the Warrants (I/N/O Buyers or I/N/O Buyers’ nominee) in the amounts set forth in Article I.B.

E.  Delivery by the Company to Buyers of executed counterparts of the Registration Rights Agreement.

F.  Investment by Buyers of $13,000,000 of cash under this Agreement and the cancellation and exchange of $2,740,892 of indebtedness by GWSE.

G.  The representations and warranties of the Company contained in this Agreement shall be true and correct on the Closing Date as if made on the Closing Date (except for representations and warranties which, by their express terms, speak as of and relate to a specified date, in which case such representations and warranties shall be true and correct as of such specified date) and the Company shall have performed, in all respects, all covenants and agreements of the Company required to be performed by it pursuant to this Agreement on or before the Closing Date.

H.  The Chief Executive Officer of the Company shall have delivered a certificate to the Buyers, dated as of the Closing Date, certifying that the condition set forth in paragraph D above has been fulfilled.

I.  The conversion of the indebtedness listed on Exhibit F(2) into Preferred Shares and Warrants in accordance with the Debt Exchange Agreement (the form of which is attached hereto as Exhibit G) entered into by the Company and each debtor listed on Exhibit F(2).

J.  There shall not be in effect any law or order, ruling, judgment or writ of any court or public or governmental authority or self regulatory organization restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement.

K.  The Certificate of Designation shall have been filed with the Secretary of State of the State of Nevada and shall be in full force and effect.

L.  The election of Robert Linn and Timothy John Prescott or such other persons as are designated by Leisurecorp prior to the Closing as Preferred Directors (as defined in the Certificate of Designation) as additional directors on the Company’s Board of Directors, such election to become effective immediately following the Closing.

M.  Receipt by Buyers of a legal opinion of the Company’s counsel, in the form of Exhibit C attached hereto.

N.  The Company’s Board of Directors shall have amended the Company’s bylaws as set forth in Exhibit D, and such bylaw amendment shall be in full force and effect.

O.  The Company, each of the Buyers, Doug Wood and Robert Silzer shall have executed and delivered the Shareholder Agreement in the form attached hereto as Exhibit E.

P.  The Company shall have completed the NIR Group Settlement, including the cancellation of all NIR Group Notes, the release of liens and security interests on the Company’s assets granted in favor of the NIR Group, and the payment of the entire settlement payment (in cash and by the issuance of additional warrants) in accordance with the NIR Group Settlement Agreement.

VIII.
TERMINATION

A.  Termination by Mutual Written Consent. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, for any reason and at any time prior to the Closing Date, by the mutual written consent of the Company and any Buyer.

B.  Termination by Buyers. This Agreement may be terminated and the transactions contemplated hereby may be abandoned by any Buyer at any time prior to the Closing Date, if (i) the Company shall have failed to comply with any of its covenants or agreements contained in this Agreement, (ii) there shall have been a breach by the Company of any representation or warranty made by it in this Agreement, (iii) there shall have occurred any event or development, or there shall be in existence any condition, having or reasonably likely to have a Material Adverse Effect, (iv) an Event of Default (as defined in the Promissory Notes) shall have occurred under any Promissory Note, or (v) the Company shall have failed to satisfy the conditions provided in Article VII by March 31, 2007.

C.  Termination by the Company. This Agreement may be terminated and the transactions contemplated hereby may be abandoned by the Company at any time prior to the Closing Date, if (i) Buyers shall have failed to comply with any of its covenants or agreements contained in this Agreement or (ii) there shall have been a breach by Buyers of any representation or warranty made by it in this Agreement.

D.  Effect of Termination. In the event of the termination of this Agreement pursuant to this Article VIII, this Agreement shall thereafter become void and have no effect, and neither party hereto shall have any liability or obligation to the other party hereto in respect of this Agreement, except as expressly provided herein; provided, however, that neither party shall be released from any liability hereunder if this Agreement is terminated and the transactions contemplated hereby abandoned by reason of (i) willful failure of such party to perform its obligations hereunder or (ii) any misrepresentation made by such party of any matter set forth herein.

IX.
SURVIVAL; INDEMNIFICATION

A.  The representations, warranties and covenants made by each of the Company and each Buyer in this Agreement, the annexes, schedules and exhibits hereto and in each instrument, agreement and certificate entered into and delivered by them pursuant to this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby. In the event of a breach or violation of any of such representations, warranties or covenants, the party to whom such representations, warranties or covenants have been made shall have all rights and remedies for such breach or violation available to it under the provisions of this Agreement or otherwise, whether at law or in equity, irrespective of any investigation made by or on behalf of such party on or prior to the Closing Date.

X.
GOVERNING LAW; JURISDICTION

This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.

XI.
COUNTERPARTS; EXECUTION

This Agreement may be executed in two (2) counterparts, each of which when so executed and delivered shall be an original, but both of which counterparts shall together constitute one and the same instrument. A facsimile transmission of this signed Agreement shall be legal and binding on all parties hereto.

XII.
HEADINGS

The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

XIII.
SEVERABILITY

This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

XIV.
ENTIRE AGREEMENT; REMEDIES, AMENDMENTS AND WAIVERS

This Agreement and the Documents constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of such parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by both parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

XV.
NOTICES

Except as may be otherwise provided herein, any notice or other communication or delivery required or permitted hereunder shall be in writing and shall be delivered personally, or sent by telecopier machine or by a nationally recognized overnight courier service, and shall be deemed given when so delivered personally, or by telecopier machine or overnight courier service as follows:

A.	if to the Company, to:

GPS Industries, Inc.
Suite 214
5500 152nd Street
Surrey, British Columbia
Canada V35 S59
Attn: Chief Executive Officer
Telecopier: (604) 576-7460

with a copy to:

Troy & Gould
1801 Century Park East, 26th Floor
Los Angeles, California 90067
ATTN: David L. Ficksman, Esq.
Telecopier: (310) 789-1490

B.	If to a Buyer, to the address set forth on the signature page:

The Company or any Buyer may change the foregoing address by notice given pursuant to this Article XV.

XVI.
ASSIGNMENT

This Agreement shall not be assignable by either of the parties hereto without the prior written consent of the other party, and any attempted assignment contrary to the provisions hereby shall be null and void; provided, however, that any Buyer may assign its rights and obligations hereunder, in whole or in part, to any affiliate of such Buyer.

XVII.
REMEDIES CUMULATIVE

In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, any Buyer may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be executed and delivered on the date first above written.

“COMPANY”
GPS Industries, Inc.,
a Nevada corporation

By:
Name:
Title:

In order to induce the Buyers to enter into this Agreement, we, Robert C. Silzer, Sr. and Douglas Wood, hereby agree to vote, or give written consent with respect to, any and all shares of Common Stock that we own in favor of the Amended Articles as described in Article IV.H of this Agreement.

_________________________________	_____________________________
Robert C. Silzer, Sr.	Douglas Wood

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE FOR PURCHASER FOLLOWS]

“BUYER”

LEISURECORP LLC

By:_________________________
Name:
Title:

Investment Amount: $10,000,000
Number of Preferred Shares: 1,000,000
Number of Warrant Shares: 40,983,607

Address for Notice:
David Spencer
Chief Executive Officer
Istithmar Leisure
P.O. Box 17000, Dubai, UAE
Telephone: +9714-3687630
Telecopy: +9714-3687654
E-mail: David.Spencer@istithmar.ae

“BUYER”

GREAT WHITE SHARK ENTERPRISES, INC.

By:_________________________
Name:
Title:

Investment Amount: $3,000,000 cash; $2,740,890 cancellation of indebtedness
Number of Preferred Shares: 574,089
Number of Warrant Shares: 18,901,579

Address for Notice:
Great White Shark Enterprises, Inc.
501 North A1A, Jupiter, FL 33477
Attn: Bart Collins
Telephone: (561) 743-8818
Telecopy: (561) 743-8831
E-mail: Bart.Collins@gwse.com

EXHIBIT A

CERTIFICATE OF DESIGNATION

[SEE EXHIBIT 4.1 OF THE FORM 8-K TO WHICH THIS SECURITIES PURCHASE AGREEMENT IS ATTACHED

A -1

EXHIBIT B

REGISTRATION RIGHTS AGREEMENT

[SEE EXHIBIT 10.2 OF THE FORM 8-K TO WHICH THIS SECURITIES PURCHASE AGREEMENT IS ATTACHED]

B -1

EXHIBIT C

[DRAFT]

_________, 200_

Buyers Listed on Signature Page
Of Securities Purchase Agreement

Re:	GPS Industries, Inc. Securities Purchase Agreement

Dear Ladies and Gentlemen:

We have represented GPS Industries, Inc., a Nevada corporation (the “Company”), in connection with that certain Securities Purchase Agreement dated as of November __, 2006 by and among the Company and the Buyers (as such term is defined therein) (the “Purchase Agreement”). We are rendering this opinion letter to you pursuant to Article VII. M. of the Purchase Agreement. Unless otherwise defined herein, the capitalized terms used herein shall have the meanings therefor set forth in the Purchase Agreement.

A.	Reviewed Documents:

In rendering the opinions expressed below, we have reviewed and examined originals or copies of the following (collectively, the “Reviewed Documents”):

1.  The Purchase Agreement;

2.  The Warrants;

3.  The Registration Rights Agreement;

4.  The Shareholder Agreement;

5.  The Certificate of Designation, as filed with the Secretary of State of the State of Nevada on ________, 200_.

6.  The Company’s Articles of Incorporation (the “Articles”) and Bylaws (“Bylaws”), each as amended to date;

7.  A Certificate of Good Standing for the Company dated ___________, 200_ issued by the Nevada Secretary of State [DATE TO BE WITHIN 3 BUSINESS DAYS];

8.  A Certificate dated the date hereof executed by Robert C. Silzer, Sr., Chief Executive Officer of the Company, a copy of which is attached hereto (the “Officer’s Certificate”); and

9.  Resolutions of the Board of Directors of the Company adopted at meetings convened on November 3, 2006 and ________, 2006 authorizing, among other things, (i) the execution and delivery of the Purchase Agreement, the Registration Rights Agreement and the Warrants, (ii) filing of the Certificate of Designation, and (iii) the performance of the transactions contemplated thereby, and the reservation of the Warrant Shares.

The agreements listed in items 1-4 above are hereinafter referred to as the “Opined Agreements”.

B.	Assumptions:

With your permission, we have made (and are relying upon) the following assumptions, all without any investigation, inquiry or consideration by us and regardless of the reasonableness of such assumptions (although we have no actual current knowledge that such assumptions are unreasonable):

1.  All information furnished to us is accurate and complete; all documents submitted to us as original or certified documents are genuine; the original or certified documents of all copies submitted to us as conformed or photocopies thereof conform to the originals thereof; and all signatures on all documents are genuine.

2.  All natural persons who have executed any of the Reviewed Documents have the legal capacity to do so.

3.  All proceedings necessary to authorize the actions of the Buyers (collectively, the “Nonclient Parties”) have been taken; (b) each of the Nonclient Parties has all requisite legal capacity, power and authority to enter into and perform the Opined Agreements to which it, he or she is a party and any other agreements contemplated thereby to which it, he or she is a party (collectively along with such Opined Agreements, the “Nonclient Agreements”), and to perform the transactions contemplated thereby; (c) all Nonclient Agreements are the legal, valid and binding obligations of the Nonclient Parties signatory thereto enforceable against such Nonclient Parties in accordance with their terms; and (d) the execution and performance by the Nonclient Parties of the Nonclient Agreements to which they are a party will not violate any charter, bylaw, organizational documents, law, rule, regulation, agreement or covenant to which such Nonclient Parties are subject.

4.  The representations and warranties as to the factual matters contained in the Reviewed Documents are true and correct.

5.  All certificates and reports obtained by us from officers, managers, directors, representatives, partners or public officials are accurate and complete.

6.  Except for the Reviewed Documents, there are no other documents or agreements between the Company and the Nonclient Parties that would expand or otherwise modify the obligations of the Company under the Opined Agreements or that would have any effect on the opinions rendered herein.

7.  No fraud, dishonesty, forgery, coercion, duress or breach of fiduciary duty exists or will exist with respect to any matter relevant to our opinions herein.

8.  We call to your attention that the Opined Agreements purport to be governed by the laws of the State of New York. We are not licensed to practice law in such State, and we are not rendering herein, expressly, by implication or otherwise, any opinions based upon or about New York law. To the extent that any laws of the State of New York or of any other jurisdiction, other than the internal law of the State of California, the Federal laws of the United States of America, or the Chapter 78 of the Nevada General Corporation Law, may bear upon or otherwise be relevant to any of our opinions expressed herein, we have assumed (without rendering any opinion to such effect) that such other laws are in all respects material to this opinion substantively identical to the laws of the State of California, without regard to conflict of law provisions, and would not cause any of such opinions to be incorrect or misleading, or cause us otherwise to change or reword such opinions.

C.	Knowledge:

Whenever a statement hereinbelow is qualified by “known to us,” “to our knowledge” or similar phrase, it means that, during the course of our representation of the Company for the purposes of this opinion letter, (1) no information that would give those lawyers who participated in the preparation and negotiation of the Opined Agreements or this opinion letter (collectively, the “Participants”) actual knowledge of the inaccuracy of such statement has come to their attention; (2) we have not undertaken any independent investigation or inquiry to determine the accuracy of such statement; and (3)  no inference as to our knowledge of any matters bearing on the accuracy of any such statement should be drawn from the fact of our prior representation of the Company.

D.	Opinions:

Based upon the foregoing and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

1.  Based solely upon the Company’s Articles of Incorporation and Bylaws, the Good Standing Certificate and the Officers’ Certificate, the Company is duly incorporated, validly existing and in good standing under the laws of Nevada.

2.  The Company has the requisite corporate power and corporate authority to (a) own and use its properties and assets, (b) carry on its business as currently conducted, and (c) enter into and to consummate the transactions contemplated by each of the Opined Agreements and otherwise to carry out its obligations thereunder.

3.  The execution and delivery by the Company of the Opined Agreements and the performance by the Company of its obligations thereunder, have been duly and validly authorized by the Board of Directors of the Company, no other corporate action on the part of the Company or its stockholders is necessary to authorize such execution and delivery.

4.  The Opined Agreements have been duly and validly executed and delivered by the Company and constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms.

5.  The rights, preferences and privileges of the Preferred Shares are as stated in the Certificate of Designation filed with the Secretary of State of the State of Nevada on ________, 200_. The Preferred Stock and the Warrants have been duly authorized and when issued and delivered by the Company in accordance with the terms of the Purchase Agreement will be validly issued and fully paid and nonassessable. The shares of Common Stock of the Company which will be issued to the Buyers upon conversion of the shares of Preferred Shares and exercise of the Warrants have been duly authorized, and upon issuance and delivery in accordance with the Articles of Incorporation and the Warrants, will be validly issued, fully paid and nonassessable.

6.  The execution, delivery and performance by the Company of the Opined Agreements and the consummation of the transactions contemplated thereby did not and will not (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Articles of Incorporation, Certificate of Designation or By-laws of the Company; (b) conflict with or result in a violation or breach of any term or provision of any applicable law that in our experience is typically applicable to offerings of securities of the type contemplated by the Purchase Agreement or any order known to us applicable to the Company (other than such conflicts, violations or breaches (i) which could not in the aggregate reasonably be expected to materially adversely affect the validity or enforceability of the Opined Agreements or to have a material adverse effect on the business or condition of the Company or (ii) as would occur solely as a result of the identity or the legal or regulatory status of the Buyers); or (c) to our knowledge (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require the Company to obtain any consent, approval or action of, make any filing with or give any notice to any person which is not a governmental or regulatory body, (iv) result in the creation or imposition of any lien upon the Company or any of its assets and properties, under any contract, instrument, agreement or license known to us to which the Company is a party or by which any of its assets and properties is bound and which, individually or in the aggregate with other such contracts, instruments, agreements and licenses, is material to the validity or enforceability of the Agreements or to the business or condition of the Company.

7.  No consent, approval or action of, filing with or notice to any federal, state or local governmental authority on the part of the Company (other than those that have been obtained, made or given, as he case may be, and are in full force and effect) is required in connection with the execution, delivery and performance of the Opined Agreements or the consummation of the transactions contemplated thereby, except (a) as disclosed in the Purchase Agreement, (b) where the failure to obtain any such consent, approval or action, to make any such filing or to give any such notice could not reasonably be expected to materially adversely affect the validity or enforceability of the Opined Agreements or to have a material adverse effect on the business or condition of the Company or (c) those as would be required solely as a result of the identity or the legal or regulatory status of the Buyers.

8.  To our knowledge, there is no action, proceeding or investigation pending or overtly threatened against the Company before any court or administrative agency that questions the validity of the Opined Agreements or that might result, either individually or in the aggregate, in any material adverse change in the assets, financial condition, or operations of the Company and none that questions the validity of the Opined Agreements or the Certificate of Designation or any action taken or to be taken in connection therewith.

9.  Based in part upon the representations of the Company and the Buyers contained in the Purchase Agreement, the offer, issuance, sale and delivery of the Preferred Shares and the Warrants in accordance with the terms of the Purchase Agreement, and the issuance and delivery of the Common Stock issuable upon conversion of the Preferred Shares and exercise of the Warrants in accordance with the terms of the Certificate of Designation and the Warrants constitute transactions exempt from the registration requirements of the Securities Act of 1933, as amended.

E.	Qualifications:

Notwithstanding anything to the contrary contained in this letter, our opinions expressed above are limited by and subject to the following:

1.  Applicable bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws and court decisions relating to, limiting or affecting the rights of contract obligors or obligees (including, without limitation, laws relating to fraudulent conveyances, preferences and equitable subordination).

2.  General principles of equity (whether considered in a suit in equity or at law). In that connection, we neither express nor imply any opinion as to the availability of the remedies of specific performance, injunctive relief, or any other equitable remedy, all of which are subject to limitations imposed by applicable law and to the discretion of the court before which such proceedings may be brought.

3.  The requirement that a party to a contract act in a commercially reasonable manner, and in compliance with an implied covenant of good faith and fair dealing.

4.  We express no opinion with respect to the validity, binding effect or enforceability of any provision of any Opined Agreement that purports to do any of the following:

(a)  Obligate any person to take any action to the extent such action would cause such person to violate applicable law.

(b)  Designate New York law or the law of any other jurisdiction as the law applicable to the Opined Agreements and the transactions contemplated thereby.

(c)  Impose liability upon any person or entity (“Person”) for payment of attorneys’ fees and costs in any action or proceeding that proceeds to judgment, except to the extent that (i) such agreement requires payment of attorneys’ fees and costs to the prevailing party in such action or proceedings, and (ii) any such fees are reasonable.

(d)  Define good faith or commercially reasonable behavior.

(e)  Indemnify or otherwise exonerate a Person from the consequences of such Person’s actions or inactions, negligent, wrongful or illegal acts, or violations of law, including, without limitation, applicable securities laws, or when such indemnification or exoneration is contrary to public policy, it being acknowledged that certain defenses, such as waiver, estoppel and laches, may not be waivable in any event.

(f)  Allow a party to withhold “unreasonably” or in its “sole discretion” its consent to, or approval of, any action or proposed action of another party.

(g)  Waive the rights of a party to a jury trial or to object to jurisdiction or venue, or to assert any defense based on lack of jurisdiction or venue.

(h)  Provide that (i) rights, powers or remedies are not exclusive, or (ii) some or all rights, powers or remedies are cumulative and may be exercised in addition to or with any other rights, powers or remedies, or (iii) the election of some particular right, power or remedy does not preclude recourse to one or more others, or (iv) any single or partial exercise of any right, power or remedy does not preclude any other or further exercise thereof or the exercise of any other right, power or remedy or that rights, powers, or remedies may be exercised in such order or manner as a party may determine; (v) failure to exercise (or delay in exercising) rights, powers or remedies will not operate as laches or estoppel with respect to, or a waiver of, such rights, powers or remedies; (vi) failure to enforce strict performance of the terms of any of the Opined Agreements shall not constitute a waiver of a party’s rights under the Opined Agreements; or (vii) failure to exercise (or delay in exercising) rights, powers or remedies will not extend any cure period or be deemed a cure of any default.

(i)  Provide that the legality or enforceability or provisions in an Opined Agreement or any instrument or agreement required thereunder remains unaffected or unimpaired if a material provision of the Opined Agreement is invalid, illegal or unenforceable.

(j)  Provide that a waiver of a condition in one situation shall not constitute a waiver of such condition in other situations, or that waivers, releases, modifications, amendments, revisions, revocations, terminations, changes and variations in or to any Opined Agreement must be in writing; (ii) waive vaguely or broadly stated rights or unknown future rights; (iii) waive the benefits of any statutory, regulatory or constitutional rights, unless and to the extent the statute, regulation, or constitution explicitly allows such waiver; (iv) waive rights to damages; (v) waive rights that pursuant to certain applicable statutes and rules of law or public policy cannot be waived prospectively by an obligor or indemnitor; or (vi) provide that conduct shall not constitute a waiver of a Person’s rights or remedies or that one Person’s conduct shall not constitute a waiver of another Person’s rights or remedies.

(k)  Bind or have legal effect against any Person other than the Company.

(l)  Determine the validity or effectiveness of governmental actions or the actions of other third parties.

F.	Other Limitations:

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

1.  We are members of the State Bar of California. We neither express nor imply any opinion as to the laws of any jurisdiction other than the internal laws of the State of California, the Nevada Corporate Law and the Federal laws of the United States of America that are, in our experience, normally applicable to transactions contemplated by the Purchase Agreement. The foregoing laws considered by us exclude, and we neither express nor imply any opinion as to: (a) laws of any counties, cities, towns, municipalities and special political subdivisions and any agencies thereof; or (b) any state “blue sky” or foreign securities laws, rules or regulations.

2.  The opinions expressed above concern only the effect of laws as currently in effect. This letter and the matters addressed herein are as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any mater set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other Person, or any other circumstance. This opinion letter is limited to the matters expressly stated herein and no opinions are to be inferred or may be implied beyond the opinions expressly set forth herein.

3.  We neither express nor imply any opinion as to (a) the financial condition or solvency of the Company; (b) the ability (financial or otherwise) of the Company or any other Person to meet its respective obligations under the Opined Agreements; (c) the conformity of the Opined Agreements to any term sheet or commitment letter; or (d) the compliance of the transactions contemplated by the Purchase Agreement with any regulations or governmental requirements applicable to any Person other than the Company.

4.  This opinion letter was prepared, and should be interpreted, in accordance with the Business Law Section of the State Bar of California, 2005 Report of the Corporations Committee of the Business Law Section of the State Bar of California Regarding Legal Opinions in Business Transactions, and the Business Law Section of the State Bar of California, 2004 Report on Third-Party Remedies Opinions (including its eleven appendices). Without limiting the generality of the foregoing, with respect to our opinions set forth above as to the Company’s corporate power and corporate authority, we interpret that phrase to mean that the action would not be ultra vires with respect to the Company and such phrase does not extend to any Federal, state or local authorizations or approvals.

5.  Except for the Reviewed Documents, we have not conducted any review of any of the Company’s operations or of any other person’s or entity’s operations, or of any agreement that may have been executed by, or which may now be binding upon, any of them, nor have we reviewed our internal files or any files of the Company or of any other person or entity relating to transactions to which any of them may be a party, or conducted inquiries of any governmental officials or other persons or entities, or of any public records, other than as expressly stated in this opinion letter.

6.  This opinion letter is rendered to the Buyers in connection with the transactions contemplated by the Purchase Agreement and may not be relied on by any Person other than the Buyers or by the Buyers in any other context. Accordingly, this letter may not be reproduced, delivered to or relied upon by any other Person, and it may not be relied upon for any other purpose whatsoever, except that it may be examined and referred to by counsel for the Buyers.

Very truly yours, TROY & GOULD Professional Corporation

EXHIBIT D

AMENDMENT TO BYLAWS

[SEE EXHIBIT 3.1 OF THE FORM 8-K TO WHICH THIS SECURITIES PURCHASE AGREEMENT IS ATTACHED]

D - 1

EXHIBIT E

SHAREHOLDER AGREEMENT

This SHAREHOLDER AGREEMENT (this “Shareholder Agreement”) is made and entered into as of _______ __, 200_ by and between GPS Industries, Inc., a Nevada corporation (the “Company”), Leisurecorp LLC, a Dubai limited liability company (“Leisurecorp”), Great White Shark Enterprises, Inc., a Florida corporation (“GWSE”)(GWSE and Leisurecorp are herein collectively referred to as the “Investors”), Robert C. Silzer, Sr. and Douglas Wood (Mr. Silzer and Mr. Wood are herein collectively referred to as the “Conversion Shareholders).

WHEREAS, Leisurecorp, GWSE and the Company have entered into that certain Securities Purchase Agreement, dated as of November 13, 2006 (the “Securities Purchase Agreement”), pursuant to which Leisurecorp and GWSE are acquiring, and may in the future acquire, shares of the Company’s newly issued Series B Convertible Preferred Stock (the “Preferred Stock”), and warrants to purchase shares of the Company’s common stock (the “Common Stock”) on the terms and subject to the conditions set forth in the Securities Purchase Agreement.

WHEREAS, the Conversion Shareholders have entered into certain Debt Exchange Agreements with the Company pursuant to which Douglas Wood has acquired shares of Preferred Stock and warrants to purchase Common Stock, and Robert C. Silzer, Sr. has acquired shares of Common Stock and warrants to purchase additional shares of Common Stock.

WHEREAS, the Investors and the Conversion Shareholders, in their capacity as holders of shares of Preferred Stock and/or Common Stock, agree that it is desirable to enter into this Shareholder Agreement.

WHEREAS, the Company has determined that it is in its best interests to grant the Investors the rights set forth herein.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.  REPRESENTATIONS AND WARRANTIES. The Company and each of the Investors and the Conversion Shareholders (each, a “Shareholder” and collectively, the “Shareholders”) hereby represents and warrants to the other parties to this Agreement as follows:

(a)  Authority; Binding Obligation. The Company and each Shareholder represents and warrants that it has all necessary power and authority to enter into this Shareholder Agreement and perform all of his/its obligations hereunder. This Shareholder Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid and legally binding obligation of the Company and such Shareholder in accordance with its terms.

(b)  Ownership of Shares. Each Shareholder represents and warrants that it is the record holder of the number of shares of Preferred Stock, Common Stock and warrants to purchase shares of Common Stock listed under such Shareholders’ name on the signature page hereto (the shares of Preferred Stock and Common Stock listed on the signature page, together with shares of Preferred Stock the Investor may acquire under the Securities Purchase Agreement and the shares that the Shareholder may acquire after the date hereof upon the conversion of the Preferred Stock or the exercise of the warrants listed on the signature page, are herein referred to as such Shareholders’ “Shares”). Each Shareholder represents and warrants that it currently has, and will throughout the term of the Agreement have sole voting power and sole power of disposition over his/its Shares, with no restrictions on the voting rights, rights of disposition or otherwise, subject to applicable laws and the terms of this Shareholder Agreement.

(c)  No Conflicts. The Company and each Shareholder represents and warrants that the execution, delivery and performance of this Agreement by it/him will not violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which with notice or lapse of time or both could become a default) under any agreement to which the Company or Shareholder is party, which violation, conflict or breach could prevent such party from fully performing its obligations under this Agreement in accordance with its terms or affect the rights or benefits of any other party to this Agreement.

2.  VOTING AGREEMENT.

(a)  General Agreement. During the term of this Agreement, the Investors agree to vote all of their Shares in accordance with the provisions of this Agreement. Provided that GWSE receives notice from Leisurecorp prior to the time any action is required to be taken as a shareholder of the Company (at a meeting or by written consent, which notice may be oral at a meeting that both Investors attend in person), GWSE hereby agrees to vote all of its Shares or to grant consents or approvals in respect of all of its Shares, in connection with any meeting of the shareholders of the Company or any action by written consent in lieu of a meeting of shareholders of the Company, in accordance with such oral or written instructions of Leisurecorp as required above. Notwithstanding the foregoing, GWSE shall not be obligated to vote or cause to be voted any of GWSE’s Shares in a manner instructed by Leisurecorp in a shareholder action involving the election of directors of the Company except as set forth in Section 2.(b).

(b)  Election of Directors. The Investors acknowledge and agree that pursuant to the Certificate of Designations for the Preferred Stock, the holders of shares of the Preferred Stock have the right, voting as a separate class, to elect three members of the Company’s Board of Directors (the “Preferred Directors”). During the term of this Agreement, each Investor agrees to vote all of its shares of Preferred Stock (whether now owned or hereafter acquired under the Securities Purchase Agreement) in such manner as may be necessary to elect (and maintain in office) as Preferred Directors the following individuals (each a “Designee):

(i)  Two persons designated in writing by Leisurecorp (the “Leisurecorp Designees”); and

(ii)  One person designated in writing by GWSE.

(c)  Changes in Designees. From time to time during the term of this Agreement, either Leisurecorp or GWSE, may in its sole discretion:

(i)  notify the other Investor in writing of its election to remove from the Company’s Board of Directors any incumbent Preferred Director who occupies a Board seat for which such stockholder is entitled to designate the Designee; or

(ii)  notify the other Investor in writing of its election to select a new Designee for election as a Preferred Director for which such stockholders are entitled to designate the Designee (whether to replace a prior Designee or to fill a vacancy in such Board seat);

(iii)  In the event of such an initiation of a removal or selection of a Designee under this section, the Investors shall take such reasonable actions as are necessary to facilitate such removals or elections, including, without limitation, voting or giving consents with respect to all of their shares of Preferred Stock to cause: (a) the removal from the Company’s Board of Directors of the Designee or Designees so designated for removal; and (b) the election to the Company’s Board of Directors of any new Designee or Designees so designated.

(d)  Additional Agreements. Each of GWSE and Leisurecorp covenant and agree that it will not abstain or fail to vote or give a consent with respect to the Shares to the extent that it has received direction from the other in accordance with the terms of this Agreement and for so long as such Shareholder holds Shares and is subject to this Section 2 Additionally, the parties covenant and agree that the Leisurecorp Designees shall be the Reviewing Preferred Directors.

3.  RESTRICTION ON TRANSFER.

(a)  Except with the prior written consent of the Investors (or if the proposed transferor is an Investor, the other Investor), each Shareholder agrees that it shall not sell, transfer, assign, convey, gift or otherwise dispose of, whether voluntarily or involuntarily by operation of law or otherwise (each, a “transfer”), any of its Shares, or to pledge, grant a security interest in or otherwise encumber any Shares, except in compliance with this Shareholder Agreement. Any purported transfer, pledge, grant of security interest in or other encumbrance of any Shares other than in accordance with this Shareholder Agreement shall, in addition to constituting a breach of this Shareholder Agreement, be null and void and ineffective to convey any interest in such Shares. Nothing in this Agreement shall restrict the transfer, pledge, grant of security interest in or other encumbrance of any other shares of Common Stock any Shareholder owns as of the date of this Agreement.

(b)  Notwithstanding the foregoing, commencing on November 1, 2007, each Shareholder shall have the right to transfer in any 90 day period, a number of shares of Common Stock equal to 1% of the number of shares Common Stock listed as outstanding in the Company’s latest Form 10-Q or Form 10-K (whichever is filed more recently) (in the event of a stock split or other similar event since the filing of the last Form 10-Q or Form 10-K, the number of shares that may be sold shall be appropriately adjusted to reflect such event). Any portion of such 1% that is not transferred in any 90-day period shall be carried forward and may be transferred hereunder in subsequent periods. Any transfer of Shares permitted under this Section 3(b) shall thereafter no longer be subject to Section 2 and Section 3 and the other provisions of this Shareholder Agreement.

(c)  The provisions of the Section 3 shall not apply to any transfer of Shares by any Shareholder to (a) any constituent partner or member of a Shareholder which is a partnership or limited liability company, (b) an affiliate of a Shareholder which is a corporation, partnership or limited liability company, (c) any employee of any Shareholder, or in the case of an individual Shareholder, (d) (i) either during his lifetime or upon his death by inter vivos trust, will or intestacy to his ancestors, descendants or spouse, or to any custodian or trustee for the account or benefit of such individual Shareholder or his ancestors, descendants or spouse or (ii) to a revocable trust (but not an irrevocable trust) established by such individual for the benefit of himself, or his ancestors, descendants or spouse or (e) with respect to Leisurecorp, to Island Global Yachting or any affiliate thereof; provided, however, that the permitted transferee pursuant to subsection (a)-(d) shall receive and hold such Shares subject to all of the terms of this Shareholder Agreement. All Shares acquired by such affiliated entities or persons from any Shareholder (other than Shares held by Island Global Yachting or its affiliate) shall be aggregated with those of such Shareholder for the purpose of determining the number of shares available for sale under Section 3(b).

(d)  Notwithstanding anything to the contrary in this Shareholder Agreement, no transfer of any Shares under Section 3(b) or 3(c) may occur (i) unless and until the Company and the other Shareholders shall have received written notice of the proposed transfer setting forth the circumstances and details thereof at least five days prior to its effectiveness, or (ii) in violation of any of the provisions of the Securities Act of 1933, as amended, or any applicable state securities laws.

(e)  The restriction imposed on the transfer, pledge, grant of security interest in or other encumbrance of Shares under this Section 3 shall terminate on the earlier of December 31, 2008 and the listing of the Company’s Common Stock on either the Nasdaq Global Market or the Nasdaq Capital Market.

(f)  The Company shall not be required to and hereby agrees not (i) to reflect on its books any transfer of Shares that shall have been transferred in violation of any of the provisions of this Shareholder Agreement or (ii) to treat the purported transferee as the owner of such Shares or to accord the purported transferee the right to vote such Shares or to receive dividends thereon.

4.  BOARD OBSERVER RIGHTS. Leisurecorp may, from time to time, notify the Secretary of the Company in writing of two persons that it has designated as its “Board Observers,” and GWSE may, from time to time, notify the Company in writing of one person that it has designated as its Board Observer. The foregoing Board Observers are in addition to the Preferred Directors that the holders of the Preferred Stock are entitled to elect to the Board of Directors under the Certificate of Designations. The Company hereby agrees to invite all of the Board Observers to attend all meetings (including telephonic meetings) of the Board of Directors in a nonvoting capacity and to provide (at the same time as it provides to the directors) each of the Board Observers copies of all notices, consents, Board of Director review materials, and all other materials it provides to the directors.

5.  COVENANTS OF THE COMPANY. The Company agrees to use its best efforts to ensure that the rights given to the Shareholders hereunder are effective and that the Shareholders enjoy the benefits thereof. Such actions include, without limitation, the use of the Company’s reasonable best efforts to enforce the terms of this Shareholder Agreement and to inform the shareholders of any breach hereof (to the extent the Company has knowledge thereof). The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all of the provisions of this Shareholder Agreement and assist the Shareholders in the exercise and enforcement of their rights and the performance of their obligations hereunder.

6.  SPECIFIC PERFORMANCE. The Investors acknowledge that it would be impossible to determine the amount of damages that would result from any breach of any of their obligations under Section 2 of this Shareholder Agreement and that the remedy at law for any breach, or threatened breach, would likely be inadequate and, accordingly, agrees that the other Investors shall, in addition to any other rights or remedies which it may have at law or in equity, be entitled to seek such equitable and injunctive relief as may be available from any court of competent jurisdiction to restrain an Investor from violating any of its obligations under Section 2. In connection with any action or proceeding for such equitable or injunctive relief, each Investors hereby waives any claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by law, to have its obligations under Section 2 specifically enforced against it, without the necessity of posting bond or other security, and consents to the entry of equitable or injunctive relief against it enjoining or restraining any breach or threatened breach of Section 2 of this Shareholder Agreement.

7.  EXPIRATION; TERMINATION. Except as otherwise set forth in this Agreement, this Shareholder Agreement shall terminate upon the earliest to occur of the following: (i) the written agreement of the Investors; (ii) the dissolution, bankruptcy or insolvency of the Company; (iii) at such time as Leisurecorp owns less than 25% of the number of shares of Preferred Stock that it purchased under the Securities Purchase Agreement; (iv) the consummation by the Company of the sale of all or substantially all of its assets and business; (v) the consummation of a merger or consolidation of the Company with or into a third party (other than a reincorporation merger) in which the Preferred Stock is converted into the right to receive cash, securities or other consideration; and (vi) December 31, 2009.

8.  MISCELLANEOUS.

(a)  Legend on Share Certificates. Each certificate representing any Shares (including shares issued after the date hereof) , and all certificates issued in transfer thereof or substitution therefor, shall be endorsed by the Company with a legend reading substantially as follows:

“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A SHAREHOLDER AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME, (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT SHAREHOLDER AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON VOTING, TRANSFER AND OWNERSHIP SET FORTH THEREIN.”

(b)  Entire Agreement. This Shareholder Agreement constitutes the entire agreement of the parties hereto with reference to the transactions contemplated hereby and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties or their respective representatives, agents or attorneys, with respect to the subject matter hereof.

(c)  Parties in Interest. This Shareholder Agreement shall be binding upon and inure solely to the benefit of the Investors and their respective successors, assigns, and other legal representatives, as the case may be. Nothing in this Shareholder Agreement, express or implied, is intended to confer upon any other person, other than the Investors or their respective successors, assigns, and other legal representatives, as the case may be, any rights, remedies, obligations or liabilities under or by reason of this Shareholder Agreement.

(d)  Assignment. This Shareholder Agreement shall not be assignable by law or otherwise without the prior written consent of the other parties hereto; provided, however, that either GWSE or Leisurecorp may assign any of its rights and obligations hereunder to any entity which may acquire all or substantially all of its assets, shares or business or to any entity with or into which it may be consolidated or merged.

(e)  Modifications; Waivers. This Shareholder Agreement shall not be amended, altered or modified in any manner whatsoever, except by a written instrument executed by the Company and by both Investors. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach of the same or similar nature.

(f)  Severability. Any term or provision of this Shareholder Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity and unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Shareholder Agreement in any other jurisdiction. If any provision of this Shareholder Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

(g)  Governing Law. This Shareholder Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof.

(h)  Jurisdiction and Venue. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.

(i)  Attorney’s Fees. The prevailing party in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Shareholder Agreement may recover from the unsuccessful party all fees and disbursements of counsel (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding results in a judgment) and (b) any post-judgment or post-award Proceeding including, without limitation, one to enforce or collect any judgment or award resulting from any Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, fees and disbursements of counsel.

(j)  Counterparts. This Shareholder Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

(k)  Notices. All notices, requests, instructions and other communications to be given hereunder by any party to the other shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail, postage prepaid (return receipt requested), to such party at its address set forth below or such other address as such party may specify to the other party by notice provided in accordance with this Section 7(k).

If to the Company, to:

GPS Industries, Inc.
Suite 214
5500 152nd Street
Surrey, British Columbia
Canada V35 S59
Attn: Chief Executive Officer
Telecopier: (604) 576-7460

and

If to Shareholders, to the addresses specified on the signature page hereof.

(l)  Advice of Counsel. Each Shareholder acknowledges that, in executing this Shareholder Agreement, such Shareholder has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of the terms and provisions of this Shareholder Agreement. The parties acknowledge that the Company’s counsel, Troy Gould Professional Corporation (“Troy & Gould”), prepared this Shareholder Agreement on behalf of and in the course of its representation of the Company. Troy & Gould represents the Company only, and does not represent, and owes no duty, to any of the Shareholders. Troy & Gould has therefore advised the Shareholders to seek the advice of independent counsel with respect to this Shareholder Agreement.

(m)  Actions as Shareholders. The Investors and the Conversion Shareholders are entering into this Shareholder Agreement in their capacity as the record or beneficial owners of the shares of the Company’s securities. Nothing in this Shareholder Agreement shall be deemed in any manner to limit the discretion of any member of the Company’s Board of Directors, including either Conversion Shareholders or any affiliate or designee of either Investors, to take any action, or fail to take any action, in his or her capacity as a director or officer of the Company

IN WITNESS WHEREOF, the parties hereto have executed this Shareholder Agreement as of the date first above written.

GPS INDUSTRIES, INC.

By:_____________________________
Name:
Title:

SHAREHOLDERS:

GREAT WHITE SHARK ENTERPRISES, INC.

_____________________________________
By:
Number of shares of Preferred Stock as of the date of this Agreement: 574,089
Number of shares underlying warrants as of the date of this Agreement: 18,901,579

Address for Notices:

Great White Shark Enterprises, Inc.
501 North A1A, Jupiter, FL 33477
Attn: Bart Collins
Telephone: (561) 743-8818
Telecopy: (561) 743-8831

LEISURECORP LLC

_____________________________________
By:
Number of shares of Preferred Stock as of the date of this Agreement: 1,000,000
Number of shares underlying warrants as of the date of this Agreement: 40,983,607

Address for Notices:

David Spencer
Chief Executive Officer
Istithmar Leisure
P.O. Box 17000, Dubai, UAE
Telephone: +9714-3687630
Telecopy: +9714-3687654

ROBERT C. SILZER, SR.

_____________________________________
By: Robert C. Silzer, Sr.
Number of shares of Common Stock subject to this Agreement: 12,295,082
Number of shares underlying warrants as of the date of this Agreement: 3,073,770

Address for Notices:

GPS Industries, Inc., Suite 214
5500 152nd Street
Surrey, British Columbia
Canada V35 S59

DOUGLAS WOOD

_____________________________________
By: Douglas Wood
Number of shares of Preferred Stock as of the date of this Agreement: 300,000
Number of shares underlying warrants as of the date of this Agreement: 12,295,082

Address for Notices:

D. Wood Holdings LLC
1001 Courtyard Plaza,
Latrobe, Pennsylvania 15650

EXHIBIT F

(1) Indebtedness to be cancelled and exchanged for Preferred Shares Warrants under Article I.B:

Great White Shark Enterprises, Inc.:

•	$3 million Term Loan from GWSE dated December 3, 2004.
Balance outstanding = $2,454,166
•	Short term loan from GWSE, March 1, 2005 plus accumulated interest = $567,902
•	Interest on $3M loan & quarterly royalties = $115,319
•	Royalty payments = $875,000
•	Sundry accounts payable = $16,741

Total amount owed to GWSE = $4,029,128

Total amount of debt to be converted into Series B Preferred Shares = $2,740,892

Balance of remaining outstanding debt owed to GWSE = $1,288,236

(2) Indebtedness to be cancelled and exchanged for Preferred Shares and Warrants pursuant to Article VII.F:

Douglas Wood:

•	Short term working capital loans, amounting to $5,147,165
•	Interest accrued on such loans, amounting to $313,449

Total amount owed to Douglas Wood on short term working capital loans = $5,460,614

Total amount of debt to be converted into Series B Preferred Shares and Warrants= $3,000,000

Robert C. Silzer, Sr.:

•	Promissory note = $471,560
•	Short term loan = $12,869
•	Vacation Pay = $140,483
•	Accrued Interest = $158,928

Total amount owed to Robert C. Silzer Sr. = $783,840

Total amount of debt to be converted into shares of common stock and warrants = $750,000

F - 1

EXHIBIT G

DEBT EXCHANGE AGREEMENT

This Debt Exchange Agreement (this “Agreement”) is entered into as of ________ , 2006, by and between GPS Industries, Inc., a Nevada corporation (the “Company”), and the undersigned lender (the “Lender”).

WHEREAS, the Company is indebted to the Lender in the amount set forth on Exhibit A, which indebtedness arose from those loans and other transactions listed on Exhibit A (collectively, the “Indebtedness”).

WHEREAS, the Company intends to establish a new series of its preferred stock to be designated as its Series B Convertible Preferred Stock (the “Series B Preferred Stock”) which Series B Preferred Stock shall have the rights, preferences and privileges set forth in the “GPS Industries, Inc. Certificate of Designation of the Series B Convertible Preferred Stock” (the form of which is attached hereto as Exhibit B); and

WHEREAS, the Company intends to sell both shares of its Series B Preferred Stock and warrants to purchase common stock (the “Warrants”) to investors in a private placement (the “Private Placement”); and

WHEREAS, as a condition of the Private Placement, the Indebtedness is required to be cancelled and converted into or exchanged for the Company’s securities; and

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders that the Indebtedness be exchanged by the Lender thereof prior to the scheduled repayment date of the Indebtedness; and

WHEREAS, to induce the Lender to convert its Indebtedness, the Company has offered to issue to the Lender (i) one share of Series B Preferred Stock and a Warrant to purchase 40.98361 shares of the Company’s common stock in exchange for (ii) each $10.00 of Indebtedness that is cancelled and converted; and

WHEREAS, the Lender wishes to accept this offer and to so exchange or convert its Indebtedness into shares of Series B Preferred Stock and Warrants upon the foregoing terms.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.  Conditioned on the closing of the Private Placement, the Lender hereby agrees to convert or exchange the entire balance of the Indebtedness into ___________ shares of Series B Preferred Stock and Warrants to purchase _______ shares of common stock (collectively, the “Conversion Securities”). The conversion or exchange of the Indebtedness into Conversion Securities shall become effective concurrently with the closing of the Private Placement. Promptly following the date hereof, but in any event prior to the conversion or exchange, the Lender agrees to return all evidences its Indebtedness to the Company for cancellation (provided that the Lender’s failure to do so shall in no way effect the status of its Indebtedness as being canceled). The Lender’s agreement to convert and cancel its Indebtedness shall expire if the closing of the Private Placement has not occurred by the close of business on March 31, 2007.

2.  The Company hereby agrees to issue the Conversion Securities to the Lender as a result of such conversion, and the Lender agrees to accept the Conversion Securities as payment in full for the Indebtedness. The Company agrees to deliver to the Lender the stock certificate and warrant agreement that evidence the Conversion Securities promptly after the closing of the Private Placement.

3.  The Lender is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended (the “Act”). The Lender has a preexisting personal or business relationship with the Company or one or more of its officers or control persons. By reason of the Lender’s business or financial experience, or by reason of the business or financial experience of the Lender’s financial advisor who is unaffiliated with and who is not compensated, directly or indirectly, by the Company, the Lender is capable of evaluating the risks and merits of converting its Indebtedness on the terms set forth herein and of protecting the Lender’s own interests in connection therewith.

4.  The Conversion Securities and the shares of the Company’s Common Stock issuable upon conversion thereof are being acquired for the Lender’s own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof.

5.  The Lender understands that the issuance of the Conversion Securities upon conversion of its Indebtedness will not be registered under the Act on the grounds that such issuance is exempt from registration under the Act, and that the reliance of the Company on such exemption is predicated in part on the Lender’s representations set forth in this Agreement. The Lender understands that the Conversion Securities and the shares of the Company’s Common Stock issuable upon conversion or exercise thereof are restricted securities within the meaning of Rule 144 under the Act, and must be held indefinitely unless they are subsequently registered or an exemption from such registration is available.

6.  The Lender acknowledges that it has had an opportunity to discuss the terms of the Private Placement and the business, affairs and current prospects of the Company with its officers. The Lender further acknowledges having had access to information about the Company that it has requested.

7.  The Lender represents and warrants to the Company that it owns its Indebtedness free and clear of any liens and has the right to exchange its Indebtedness and accept the Conversion Securities as payment in full of the entire Indebtedness without the consent of any other person.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the undersigned have entered into this Agreement as of the date set forth above.

THE COMPANY: GPS INDUSTRIES, INC.

By:
Name:
Title:

THE LENDER:

Name

EXHIBIT A

Indebtedness:

1.     Promissory Note, dated ______, in the principal amount of $_______

2.     Accrued and unpaid interest through the date hereof on the Promissory Note: $_______

3.     [describe any other indebtedness…]

EXHIBIT H

AGREEMENT

[SEE EXHIBIT 10.4 OF THE FORM 8-K TO WHICH THIS SECURITIES PURCHASE AGREEMENT IS ATTACHED]

DISCLOSURE SCHEDULES

These disclosure schedules (these “Schedules”) are furnished by GPS Industries, Inc., a Nevada corporation (the “Company”), pursuant to the Securities Purchase Agreement dated as of November 13, 2006 (the “Purchase Agreement”), by and among the Company and the Buyers identified on the signatures pages thereto.

Nothing in the Schedules constitutes an admission of any liability or obligation of the Company to any third party, nor an admission to any third party against the Company’s interests. Unless otherwise stated, all statements made herein are made as of the date of execution of the Purchase Agreement. The Schedules are qualified in their entirety by reference to specific provisions of the Purchase Agreement. The disclosures in these Schedules are deemed disclosures against the representations and warranties in the section of the Purchase Agreement to which they expressly relate and to no other representation or warranty in the Purchase Agreement.

The representations and warranties made by the Company in the Purchase Agreement are qualified by, and subject to the exceptions noted in, the information set forth in these Schedules. The inclusion or disclosure of any item or information in the Schedules shall not be construed as an admission that such item or information is material to the Company, and any inclusion in the Schedules shall expressly not be deemed to constitute an admission, or otherwise imply, that any such item or information is material or creates measures for materiality for the purposes of the Purchase Agreement.

Headings have been inserted on the sections of the Schedules for convenience of reference only and shall to no extent have the effect of amending or changing the express description of the sections as set forth in the Purchase Agreement. Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Purchase Agreement.

Schedule C Capitalization

(i) Warrants to purchase 26,200,907 shares of Common Stock are currently issued and outstanding.

Subject to certain conditions, the Company has agreed to issue to the shareholders of Optimal Golf Solutions warrants to purchase 4,000,000 shares of Common Stock on April 1, 2007. In addition, in connection with the purchase of Optimal Golf Solutions, Inc. in November 2004, the Company agreed to issue to the sellers a total of 40,000,000 shares of Common Stock, of which 30,392,082 shares still must be issued. The foregoing 30,392,082 shares are included in the number of shares issued and outstanding immediately after the transactions contemplated by this Agreement in Article III.C.(ii).

As described in Article IV, J, the Company has agreed to grant the NIR Group warrants to purchase 3,000,000 shares of Common Stock, which warrants shall have an exercise price of $0.122 per share.

The Company has entered into an arrangement with GWSE (the “GWSE Purchase Order Facility”) for purchase order inventory financing whereby GWSE advances funds on signed purchase orders, secured by the contract inventory and receivable. These advances bear interest at 18% per annum. In addition, as additional consideration for the advances, the Company has agreed to issue to GWSE shares of Common Stock at the rate of 100,000 shares per $250,000 advanced, adjusted proportionately for the actual contract advance. As of October 31, 2006, the Company was committed to issue 394,104 shares under this arrangement, although the actual issuances will not take place until the repayment of the advances.

On November 5, 2006 the Company was notified that its obligation to pay $2,000 of fees for services rendered to an advisor involved in the recent UK patent litigation has become due and owing. Accordingly, the Company is obligated to issue shares for the $2,000 obligation, by issuing 32,258 shares at a price of $0.062 per share.

(ii)  The following warrants and options will be outstanding immediately following the Closing:

Outstanding Warrants	Expiry Date	Exercise Price	Number of Shares
Convertible Preferred Series A
- Warrant conversion, 3yr term	Expires Aug 3 2007	$0.167	880,281
- Warrant conversion 3yr term	Expires Oct 27, 2007	$0.124	592,978

Other Warrants
Cameron L. Truesdell Warrants For $200,000 Common Shares
2,857,143 common shs x .25%	Expires Aug 24, 2007	$0.10	714,285

Shaar Fund	Expires Oct 29, 2007	$0.32	200,000
Hansen Inc.	Expires Jun/08	$0.05	1,000,000
Hansen Inc. - Dec. 27, 2004 LOC renewal	Expires Dec/09	$0.05	500,000
Hansen Inc. - March 14, 2005 LOC renewal	Expires Mar/08	$0.10	1,000,000
Hansen Inc. - October 2005 LOC renewal	Expires Sep/08	$0.10	1,000,000
Windsor Capital Finance	Expires Mar/07	$0.06	250,000
Windsor Capital Finance	Expires Mar/07	$0.07	250,000
Doug Wood	Expires March 23/07	$0.15	666,667
Norton Lane Advisors	Expires May 3, 2008	$0.20	2,250,000
Norton Lane Advisors	Expires May 3, 2008	$0.30	2,350,000
JMS Capital Investors With Warrants
Tim Gee warrant	Expires Jan/07	$0.15	500,000
Vicki Holom warrant	Expires Apr/07	$0.15	250,000
WWG Trust #13	Expires Dec/07	$0.15	500,000
Great White Shark Enterprises Loan For $3,000,000

Warrants Owing Per Agmt, 3 Yr Term	Expires Dec/07	$0.15	2,000,000
3 Year Warrants issued to Agent Demetrios Tsouvelekakis	Expires Jun/08	$0.25	2,187,500
3 Year Warrants issued to Agent Blue Capital Inc.	Expires Jun/08	$0.18	1,640,625
3 Year Warrants issued to Agent Blue Capital Inc.	Expires Jun/08	$0.12	928,571
3 Year Warrants issued to Lionheart Associates	Expires Sep/08	$0.25	324,000
3 Year Warrants issued to Ocean Avenue Advisors	Expires Sep/08	$0.25	216,000

NIR Warrants @ $0.25 (Subject to Anti-dilution provisions)
- 1st Tranche	Expires Sep 20, 2010	$0.25	3,000,000
- 2nd Tranche	Expires Oct 28, 2010	$0.25	1,500,000
- 3rd Tranche	Expires Dec 9, 2010	$0.25	1,500,000

Total Outstanding Warrants			26,200,907

Stock Options Outstanding

Issued Oct. 10, 2003	630,000	$0.100
Issued Dec 21, 2005	5,860,000	$0.05 - $0.08
Issued September 2006	1,700,000	$0.05 - $0.07
Issued October 2006	15,000,000	0.061

Total Outstanding Options			23,190,000

In addition to the outstanding warrants listed in the above table, as part of the NIR Group Settlement Agreement, the Company has agreed to issued to the NIR Group warrants to purchase 3,000,000 shares of Common Stock at an exercise price of $0.122 per share (see, Article III.Z).

Subject to certain conditions, the Company has agreed issue to the shareholders of Optimal Golf Solutions warrants to purchase 4,000,000 shares of Common Stock on April 1, 2007.

Schedule HTax Status

The Company has not filed tax returns in Canada. The Company has accumulated significant losses in Canada and does not believe there is any amount payable to the Canadian tax authorities.

The Company has filed all applicable US federal tax returns except its 2005 U.S. federal tax return which was due on September 15, 2006. The return has been prepared and is expected to be filed in November 2006. The Company does not believe there is any liability or amount payable to the U.S. federal tax authorities as the Company did not generate any federal taxable income in 2005.

The Company is currently in arrears in remitting payroll withholding amounts to the Canadian tax authorities. The amount of withholdings overdue for remittance amounts to Cdn$284,530. There are additional penalty and interest amounts due on these remittances amounting to approximately Cdn$62,000. The payroll withholdings incur the penalty on late payment and interest at the rate of 8% per annum until paid. Once the withholdings, penalties and interest are paid there are no further consequences. Unless the Company obtains the consent of the Canada Revenue Agency to defer some portion of the amount owed, the Company intends to pay the entire balance of unpaid withholding amounts, plus penalties and interest, upon the receipt of funds from the $6,500,000 bridge loan obtained from the Buyers.

Schedule NNo Brokers

The Company is a party to a letter agreement, dated January 18, 2006, with TM Capital Corp. (“TM Capital”) pursuant to which the Company has agreed to pay TM Capital Corp a cash fee of $200,000 at the closing of a financing arranged exclusively with Great White Shark Enterprises or its affiliates and/or a group of Dubai based investors with which the Company had previous discussions.

Schedule YIndebtedness

(1) Indebtedness as of October 31, 2006

Short Term Loans:	$
Doug Wood		5,147,165
Blue & Gold Ventures		465,000
Synapse Ventures - Julius Farkas		107,241
Optimal Golf Solution - GWSE		286,726
Daniel Wood		85,000
Hansen Inc.		100,000

Accrued Interest:
Bob Silzer	158,929
Synapse Ventures - Julius Farkas	112,378
Doug Wood	313,449
Manufacturing Line of Credit	237,732
GWSE: Interest on 125,000 payments	82,500
Optimal Shareholders - Patent Purchase o/s balance	350,589
GWSE Interest on short term loan	286,726
Blue & Gold Ventures	203,567

Miscellaneous Accruals:
Sherb Audit	120,000
Bob Silzer Accrual of past vacation pay earned	140,483
Horrow Sports	66,545
Troy & Gould PC	100,000
Revenue Canada Payroll Remittances	284,530
Revenue Canada Penalties & Interest	60,968
Rouse Legal Unbilled fees and expenses	80,697

Bank Indebtedness:
Hansen Line of Credit	1,500,000
Manufacturing Line of Credit	1,400,000

Long Term Loan: Robert Silzer Sr.	471,414

Purchase Order Financing Loans
Through GWSE	857,368

Liability Associated with Optimal Golf Acquisition	2,948,725

Term Loan from GWSE	2,454,166

NIR Convertible Debt	2,599,820

Present Value of Real Estate Leases	100,513

Miscellaneous items less than $50,000	151,478

$21,273,710

(2) Indebtedness incurred since October 31, 2006.

$395,000 of additional advances under the GWSE Purchase Order Facility to fund inventory purchases for new purchase orders the Company has received.

$300,000 under a short-term, unsecured loan from James Liken to fund the payment currently due to the shareholders of Optimal Golf Solutions, Inc. The loan from Mr. Liken bears interest at a rate of 12% per annum and is required to be repaid in cash from the proceeds of the $6,500,000 bridge loan obtained from the Buyers.